Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information, each dated September 30, 2022, and each included in this Post-Effective Amendment No. 8 to the Registration Statement (Form N-1A, File No. 333-233772) of AltShares Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated July 29, 2022, with respect to the financial statements and financial highlights of AltShares Merger Arbitrage ETF and AltShares Event-Driven ETF (two of the funds constituting AltShares Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended May 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

September 30, 2022